Alpine 4 Holdings, Inc. Announces Receipt of Nasdaq Staff Determination Letter

PHOENIX, AZ / NEWSWIRE / August 21, 2024 - Alpine 4 Holdings, Inc (NASDAQ: ALPP) (the “Company”), announced today that on August 16, 2024, the Company received an Additional Staff Determination letter (the “August 16 Letter”) from The Nasdaq Stock Market (“Nasdaq”) informing the Company that because the Company is delinquent in filing its Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (the “Q2 Quarterly Report”), such delinquency would serve as an additional basis for delisting the Company’s securities from Nasdaq.

The Staff Determination was issued because the Company did not file its Q2 Quarterly Report in a timely manner. As previously disclosed, the Company had participated in a Hearing with the Nasdaq Hearing Panel (“the “Panel”) on July 2, 2024, in relation to its delinquent public reports, namely the Annual Report on Form 10-K for the year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the period ended March 31, 2024. At the Hearing, the Company informed the Panel that the Company would likely be delinquent in filing the Q2 Quarterly Report due to the sequential order of these filings and had provided the Panel with the Company’s plan for completing the filing of the Q2 Quarterly Report.

As also previously reported, on July 25, 2024, the Company received written notification (the “Extension Letter”) from the Nasdaq Hearings Panel notifying the Company of its decision to grant the Company's request to continue its listing on Nasdaq subject to the Company’s meeting certain conditions outlined in the Extension Letter, which included the filing of the Q2 Quarterly Report within the time proposed by the Company to the Panel.

The August 16 Letter further stated that it was a formal notification that the Panel would consider this additional delinquency in rendering a determination regarding the Company’s continued listing on Nasdaq. The August 16 Letter invited the Company to present its views with respect to the additional deficiency to the Panel in writing no later than August 23, 2024.

The Company plans to present its views relating to the filing of the Q2 Quarterly Report to the Panel by August 23, 2024.

The August 16 Letter has no immediate impact on the listing of the Company’s Common Stock, which will continue to be listed and traded on The Nasdaq Capital Market under the symbol “ALPP,” subject to the Company’s proceeding with the planned hearing before the Panel and subject to Nasdaq’s approval of the Company’s request to extend the stay on delisting proceedings until the date of the hearing.

Forward-looking Statements

This Report contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding the timing of the filing of the Quarterly Reports and the Annual Report, the Company’s intention to provide additional information to the Panel, the outcome of the review by the Panel of the additional delinquency, and the Company’s ability to regain compliance with the Listing Rules. Actual results could differ materially from the results projected in or implied by the forward-looking statements made in this report. Factors that might cause these differences include, but are not limited to: the possibility of unanticipated delays that will prevent the filing of the Q2 Quarterly Report pursuant to the anticipated timeline; the risk that the work necessary to complete the Q2 Quarterly Report is greater than anticipated or may involve the resolution of additional issues identified during the review process; the potential inability of the Company to file a plan to regain compliance in a timely manner; the risk that the Company may not respond adequately to further inquiries from Nasdaq; and the risk that Nasdaq will not grant a stay of the delisting proceedings or accept any plan to regain compliance and will delist the Company's Class A common stock. Other risk factors that may impact these forward-looking statements are discussed in more detail in the Company’s 2022 Annual Report on Form 10-K filed with the SEC on May 5, 2023. Copies of the Company’s 2022 Annual Report and other periodic reports are available through the Company's Investor Relations department and website, alpine4.com. The Company expressly disclaims any obligation or intention to update these forward-looking statements to reflect new information and developments.

Source: Alpine 4 Holdings
Contact: investorrelations@alpine4.com